EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

Flagstar Reports First Quarter 2013 Results

Delivers net income of $22.2 million, or $0.33 per common share
Continues emphasis on overall asset quality, with decreases in credit-related costs, non-performing loans and net charge-offs
Strengthens regulatory capital ratios and liquidity position

TROY, Mich. (April 23, 2013) - Flagstar Bancorp, Inc. (NYSE:FBC) ("the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported first quarter 2013 net income applicable to common stockholders of $22.2 million, or $0.33 per share (diluted), as compared to a net loss of $(94.2) million, or $(1.75) per share, in the fourth quarter 2012, and a net loss of $(8.7) million, or $(0.22) per share, in the first quarter 2012.

“In the past year, we have been focused on improving our risk management operations, strengthening compliance and quality control, and de-risking the balance sheet, while at the same time returning Flagstar to profitability,” said Michael Tierney, the Company's President and Chief Executive Officer. "Our results for the past quarter reflect the positive impact from this commitment as we saw a significant improvement in overall credit quality, with a decline in credit costs to the lowest level since 2008. In addition, non-performing loans decreased by eight percent, net charge-offs declined by 30 percent, and the total repurchase pipeline decreased by 17 percent. We also significantly strengthened our capital and liquidity ratios, and continued our efforts to reduce MSR concentrations, as we prepare to meet the requirements of Basel III and the regulatory-prescribed stress tests.

“In addition, we enhanced our leadership team during the quarter with the appointment of Hugh Boyle as our new Chief Risk Officer and Michael Flynn as General Counsel. We are dedicated to strategically growing our business and creating long-term shareholder value, and Hugh and Michael's leadership will help us to advance those objectives while strengthening our risk management capabilities and our culture of compliance.”

Mr. Tierney concluded, “Flagstar's revenues are heavily dependent on the mortgage banking business, with gain on loan sales, net interest income, and loan fees all driven by mortgage volume. Along with the industry, we experienced a slowdown in mortgage banking activity during the quarter, with reduced demand and tighter margins due to increased competition and excess capacity. In response to recent headwinds, we have taken steps to gain market share and improve margins, and are confident that Flagstar remains well positioned to capitalize on future opportunities in the mortgage business. Additionally, we will continue to carefully and aggressively manage expenses to be in line with revenue trends, and improve company-wide efficiency."

First Quarter 2013 Highlights (as Compared to Fourth Quarter 2012)

•	Earned net income applicable to common stockholders of $22.2 million, as compared to a loss of $(94.2) million:

◦	Decrease in legal and professional expense of $184.6 million, primarily related to increasing reserves for pending and threatened litigation in the fourth quarter 2012.

◦	Decrease in total credit-related costs of $43.2 million.

◦	Decrease in gain on loan sales of $101.4 million.

▪	Gross mortgage rate lock commitments decreased to $12.1 billion, as compared to $16.2 billion.

▪	Gain on loan sale margin (based on fallout-adjusted locks) decreased to 1.40 percent, as compared to 1.90 percent.

◦	Decrease in net interest income of $18.3 million.

•	Strengthened capital and liquidity, improved mix of deposits:

◦	Tier 1 leverage ratio increased by 88 basis points to 10.14 percent.

◦	Cash on hand and interest-earning deposits increased by $1.3 billion to $2.2 billion.

◦	Completed bulk sales of mortgage servicing rights related to $10.7 billion in underlying mortgage loans.

◦
Consistent with emphasis on growing retail core deposits in Michigan, increased the average balance of demand deposits by 2.3 percent (12.1 percent increase as compared to first quarter 2012) and the average balance of savings deposits by 22.5 percent (43.9 percent increase as compared to first quarter 2012).

•	Improved credit quality:

◦	Total non-performing loans decreased by 7.6 percent to $369.3 million.

◦	Net charge-offs of loans held-for-investment decreased by 29.7 percent to $35.4 million.

◦	Ratio of allowance for loan losses to non-performing loans increased to 78.5 percent.

◦	Net charge-offs of loan repurchases decreased by 24.8 percent to $31.2 million.

◦	Total pipeline of active loan repurchase demands (the "repurchase pipeline") decreased by 16.6 percent to $187.0 million.

Net Interest Income

First quarter 2013 net interest income decreased to $55.7 million, as compared to $73.9 million for the fourth quarter 2012 and $74.7 million for the first quarter 2012. The decrease from the prior quarter was primarily due to a decrease in interest-earnings assets. Net interest margin for the Bank decreased to 1.89 percent, as compared to 2.26 percent for the fourth quarter 2012 and 2.41 percent for the first quarter 2012.

As compared to the prior quarter, interest income decreased by $20.4 million, driven primarily by lower average balances of residential first mortgage loans held-for-sale and warehouse loans, both attributable to a decrease in residential first mortgage loan originations during the quarter. It also reflects a decline in commercial and commercial real estate loans related to the previously announced agreements to sell a substantial portion of the Company's commercial loan portfolio, most of which was located in the Northeast (the "Commercial Loan Sales").

Interest expense decreased by $2.2 million from the prior quarter, driven primarily by an improvement in the mix of deposits. The Company's average cost of funds for the first quarter 2013 was 1.54 percent, a decrease from 1.60 percent for the fourth quarter 2012 and from 1.76 percent for the first quarter 2012. The decrease from the prior quarter was primarily driven by a decrease in the average balance of wholesale deposits and a lower average cost of total deposits, which decreased to 0.78 percent for the first quarter 2013, as compared to 0.86 percent for the fourth quarter 2012 and 1.15 percent for the first quarter 2012.

Non-interest Income

First quarter 2013 non-interest income decreased to $184.9 million, as compared to $285.8 million for the fourth quarter 2012 and $221.4 million for the first quarter 2012. The decrease from the prior quarter was primarily due to lower net gain on loan sales. First quarter 2013 net gain on loan sales decreased to $137.5 million, as compared to $239.0 million for the fourth quarter 2012 and $204.9 million for the first quarter 2012. The decrease from the prior quarter was equally attributable to a decrease in the volume of mortgage rate lock commitments and a lower gain on sale margin.

The volume of gross mortgage rate lock commitments decreased to $12.1 billion for the first quarter 2013, as compared to $16.2 billion for the fourth quarter 2012 and $14.9 billion for the first quarter 2012. The decrease from the prior quarter was driven primarily by an overall industry decline in volume due to seasonality and an increase in mortgage rates during the quarter, as well as increased competition in the mortgage market. Purchase mortgage originations decreased by 19.8 percent and refinance mortgage originations decreased by 18.9 percent from the prior quarter. As part of its focus on increasing purchase mortgage originations, the Company added 10 new retail home lending centers during the quarter, bringing its total to 41 at March 31, 2013, from 31 at December 31, 2012.

Gain on loan sale margin (based on the amount of rate lock commitments net of estimated cancellations, or "fallout-adjusted locks") decreased to 1.40 percent for the first quarter 2013, as compared to 1.90 percent for the fourth quarter 2012 and 1.91 percent for the first quarter 2012. Gain on loan sale margin (based on loan sales) decreased to 1.07 percent for the first quarter 2013, as compared to 1.53 percent for the fourth quarter 2012 and 1.89 percent for the first quarter 2012. As compared to the prior quarter, the decrease in gain on sale margin was driven largely by a decrease in base margin.

Loan fees and charges decreased to $33.4 million for the first quarter 2013, as compared to $40.8 million for the fourth quarter 2012, but increased as compared to $30.0 million for the first quarter 2012. Loan fees and charges are driven by mortgage loan originations, which decreased to $12.4 billion for the first quarter 2013, as compared to $15.4 billion for the fourth quarter 2012, but increased as compared to $11.2 billion for the first quarter 2012.

Net servicing revenue, which is the combination of loan administration income (including the off-balance sheet hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), decreased to $20.4 million for the first quarter 2013, as compared to $25.0 million for the fourth quarter 2012 and $32.9 million for the first quarter 2012. The decrease from the prior quarter was primarily attributable to hedging challenges associated with significant interest rate volatility during the quarter.

The Company completed bulk sales of mortgage servicing rights related to $10.7 billion in underlying mortgage loans during the first quarter 2013, as part of its strategy to seek opportunistic ways to reduce its concentration of mortgage servicing rights.
Non-interest Expense

Non-interest expense was $196.6 million for the first quarter 2013, as compared to $398.0 million for the fourth quarter 2012 and $188.7 million for the first quarter 2012. Excluding asset resolution expense (discussed in Credit-Related Costs and Asset Quality, below), non-interest expense would have totaled $180.1 million for the first quarter 2013, as compared to $376.7 million for the fourth quarter 2012 and $152.0 million for the first quarter 2012. The decrease from the prior quarter reflects an $184.6 million decline in legal and professional expense incurred during the fourth quarter 2012, primarily related to the increase in reserves for pending and threatened litigation.

Compensation and benefits increased to $77.2 million for the first quarter 2013, as compared to $72.1 million for the fourth quarter 2012 and $66.0 million for the first quarter 2012. The increase from the prior quarter was primarily due to the timing of payroll taxes. Commission expense decreased to $17.5 million for the first quarter

2013, as compared to $22.2 million for the fourth quarter 2012 and increased as compared to $15.5 million for the first quarter 2012. The decrease from the prior quarter was consistent with the decrease in mortgage loan originations during the first quarter 2013.

Warrant income was $3.5 million for the first quarter 2013, as compared to an expense of $5.4 million in the fourth quarter 2012 and an expense of $2.5 million for the first quarter 2012. As compared to the prior quarter, the decrease reflects the quarterly valuation of the outstanding warrant liability arising from the decrease in the market price of the Company's common stock at March 31, 2013, as compared to December 31, 2012.

Credit-Related Costs and Asset Quality

For the first quarter 2013, total credit-related costs (see non-GAAP reconciliation) decreased to $54.4 million, as compared to $97.6 million for the fourth quarter 2012 and $213.6 million for the first quarter 2012. The decrease from the prior quarter was primarily due to a decrease in the representation and warranty reserve - change in estimate expense, as well as a decrease in provision for loan losses.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of losses that may occur on both loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily to the GSEs. At March 31, 2013, the representation and warranty reserve was $185.0 million, a decrease as compared to $193.0 million at December 31, 2012. The decrease from the prior quarter was driven primarily by a decrease in the total repurchase pipeline, as well as lower loss rates resulting from two consecutive quarters of declining levels of net charge-offs of loan repurchases. There was a $10.3 million decrease in net charge-offs of loan repurchases from the prior quarter, and as a result, provisions related to the representation and warranty reserve - change in estimate decreased to $17.4 million for the first quarter 2013 as compared to $25.2 million for the fourth quarter 2012.

At March 31, 2013, the total repurchase pipeline decreased to $187.0 million, as compared to $224.2 million at December 31, 2012, as the Company continued to aggressively work through its existing population of repurchase requests. New audit file review requests increased by 3.7 percent from the prior quarter, and new repurchase demands increased by 20.9 percent from the prior quarter, which management believes is appropriately reflected in its existing loss estimation model and arises from heightened scrutiny by the GSEs as they transition to their new review process.

At March 31, 2013, the allowance for loan losses decreased to $290.0 million, as compared to $305.0 million at December 31, 2012. The decrease from the prior quarter was driven by a release of reserves associated with loans sold as part of the Commercial Loan Sales and a decrease in the consumer allowance for loan losses driven by portfolio run-off and lower loss rates. At March 31, 2013, the ratio of the allowance for loan losses to non-performing loans held-for-investment improved to 78.5 percent, as compared to 76.3 percent at December 31, 2012. There was a $14.9 million decrease in net charge-offs from the prior quarter, and as a result, provision for loan losses in the first quarter 2013 decreased to $20.4 million, as compared to $50.4 million for the fourth quarter 2012.

Total non-performing loans held-for-investment were $369.3 million at March 31, 2013, a decrease of 7.6 percent as compared to $399.8 million at December 31, 2012, and a decrease of 9.2 percent as compared to $406.6 million at March 31, 2012. The ratio of non-performing loans held-for-investment to loans held-for-investment increased to 7.79 percent at March 31, 2013, from 7.35 percent at December 31, 2012, as the level of loans held for investment decreased more than the level of total non-performing loans during the quarter.

Consumer non-performing loans decreased to $303.2 million at March 31, 2013, as compared to $313.4 million at December 31, 2012 and $314.2 million at March 31, 2012. The decrease from the prior quarter primarily reflects a reduction in greater than 90 days past due residential first mortgage loans. Commercial non-performing loans decreased to $66.1 million at March 31, 2013, as compared to $86.4 million at December 31, 2012 and $92.4 million at March 31, 2012. The decrease from the prior quarter was driven primarily by continued work-outs and individual note sales within the portfolio.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with HUD) decreased to $16.4 million for the first quarter 2013, as compared to $21.2 million for the fourth quarter 2012 and to $36.8 million for the first quarter 2012. The decrease from the prior quarter was primarily attributable to the realization of gains on the sales of repossessed assets due to an improvement in home prices.

Balance Sheet and Funding

Total assets at March 31, 2013 were $13.1 billion, as compared to $14.1 billion at December 31, 2012. The decrease from the prior quarter was driven largely by an $859.0 million reduction in commercial loans held-for-sale, as a result of the settlements of the Commercial Loan Sales. Mortgage loans held-for-sale also decreased by $403.5 million from the prior quarter and warehouse loans decreased by $597.0 reflecting the decrease in mortgage loan originations during the first quarter 2013. Loans repurchased with government guarantees also decreased by $236.4 million. These decreases were partially offset by an increase in cash and interest-earnings deposits resulting from the proceeds from the Commercial Loan Sales and the Company's continued strengthening of its liquidity position.

Total deposits were $7.8 billion at March 31, 2013, a decrease of $447.0 million as compared to $8.3 billion at December 31, 2012. The decrease from the prior quarter was primarily attributable to decreases in company-controlled custodial deposits and certificate of deposits, partially offset by increased savings deposits, as the Company continues to shift its funding mix towards more core branch deposits.

At March 31, 2013, the Company had approximately $2.2 billion of cash on hand and interest-earning deposits, as compared to $1.0 billion at December 31, 2012. The Bank maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At March 31, 2013, the Bank had medium-term outstanding borrowings from the FHLB of $2.9 billion, as compared to medium-term and short-term borrowings of $3.2 billion at December 31, 2012. At March 31, 2013, the Bank had an additional $0.9 billion of collateralized borrowing capacity available at the FHLB.

Capital

The Bank's regulatory capital ratios remain above current regulatory quantitative guidelines for "well-capitalized" institutions. At March 31, 2013, the Bank had a Tier 1 leverage ratio of 10.14 percent, as compared to 9.26 percent at December 31, 2012. At March 31, 2013, the Company had an equity-to-assets ratio of 9.04 percent.

Troubled Asset Relief Program ("TARP")

During the first quarter 2013, the U.S. Treasury sold to private investors all of the shares of the Company's Series C fixed rate cumulative non-convertible perpetual preferred stock ("Series C Preferred Stock") previously acquired by the U.S. Treasury as part of the TARP Capital Purchase Program. Pursuant to that program, the Company had sold the Series C Preferred Stock, as well as a warrant to purchase 645,137 shares of common stock at an exercise price of $62.00 per share (the "Treasury Warrant"), to the U.S. Treasury in January 2009 for $266.7 million. The Series C Preferred Stock qualifies as Tier 1 capital and accrues cumulative dividends quarterly at a rate of 5 percent per annum until January 2014, and 9 percent per annum thereafter. The sale did not include the Treasury Warrant, which is still held by the U.S. Treasury.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Wednesday, April 24, 2013 from 11 a.m. until Noon (Eastern).

It is preferred that questions are emailed in advance to investors@flagstar.com, or they may be asked during the conference call.

To join the call, please dial (888) 663-2254 toll free or (913) 312-1503, and use passcode: 2962176. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode: 2962176.

The conference call will also be available as a live audio cast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation to accompany the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. is the holding company for Flagstar Bank, FSB, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $13.1 billion in total assets at March 31, 2013, Flagstar is the largest publicly held savings bank headquartered in the Midwest. Flagstar operates 111 banking centers, all of which are located in Michigan and 41 home lending centers located in 19 states, which primarily originate one-to-four family residential first mortgage loans. Originating loans nationwide, Flagstar is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Form 10-K and Forms 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Supervisory Agreement with the Board of Governors of the Federal Reserve System and the Consent Order with the Office of the Comptroller of the Currency. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(In thousands)

	March 31, 2013	December 31, 2012	March 31, 2012
Assets	(Unaudited)		(Unaudited)
Cash and cash items	$50,840	$38,070	$46,946
Interest-earning deposits	2,179,846	914,723	711,002
Cash and cash equivalents	2,230,686	952,793	757,948
Securities classified as trading	170,139	170,086	307,355
Securities classified as available-for-sale	169,827	184,445	448,147
Loans held-for-sale	2,677,239	3,939,720	2,492,855
Loans repurchased with government guarantees	1,604,906	1,841,342	2,002,999
Loans held-for-investment	4,743,266	5,438,101	6,659,538
Less: allowance for loan losses	(290,000)	(305,000)	(281,000)
Loans held-for-investment, net	4,453,266	5,133,101	6,378,538
Total interest-earning assets	11,255,223	12,183,417	12,340,896
Accrued interest receivable	81,056	91,992	108,143
Repossessed assets, net	114,356	120,732	108,686
Federal Home Loan Bank stock	301,737	301,737	301,737
Premises and equipment, net	223,276	219,059	206,573
Mortgage servicing rights	727,207	710,791	596,830
Other assets	340,455	416,214	332,538
Total assets	$13,094,150	$14,082,012	$14,042,349
Liabilities and Stockholders' Equity
Deposits	$7,847,291	$8,294,295	$8,599,153
Federal Home Loan Bank advances	2,900,000	3,180,000	3,591,000
Long-term debt	247,435	247,435	248,585
Total interest-bearing liabilities	10,994,726	11,721,730	12,438,738
Accrued interest payable	15,402	13,420	10,124
Representation and warranty reserve	185,000	193,000	142,000
Other liabilities	714,994	994,500	364,066
Total liabilities	11,910,122	12,922,650	12,954,928
Stockholders' Equity
Preferred stock	261,828	260,390	256,139
Common stock (1)	561	559	557
Additional paid in capital (1)	1,476,624	1,476,569	1,472,490
Accumulated other comprehensive (loss) income	(656)	(1,658)	6,167
Accumulated deficit	(554,329)	(576,498)	(647,932)
Total stockholders' equity	1,184,028	1,159,362	1,087,421
Total liabilities and stockholders' equity	$13,094,150	$14,082,012	$14,042,349

(1)	March 31, 2012 has been restated for a one-for-ten reverse stock split announced September 27, 2012 and began trading on October 11, 2012.

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans	$91,950	$112,464	$113,908
Securities classified as available-for-sale or trading	2,094	2,277	8,571
Interest-earning deposits and other	946	674	412
Total interest income	94,990	115,415	122,891
Interest Expense
Deposits	13,508	15,017	18,986
FHLB advances	24,161	24,756	27,394
Other	1,652	1,701	1,778
Total interest expense	39,321	41,474	48,158
Net interest income	55,669	73,941	74,733
Provision for loan losses	20,415	50,351	114,673
Net interest income (expense) after provision for loan losses	35,254	23,590	(39,940)
Non-Interest Income
Loan fees and charges	33,360	40,793	29,973
Deposit fees and charges	5,146	5,154	4,923
Loan administration	20,356	25,010	38,885
Gain (loss) on trading securities	51	12	(5,971)
Loss on transferors' interest	(174)	(780)	(409)
Net gain on loan sales	137,540	238,953	204,853
Net loss on sales of mortgage servicing rights	(4,219)	(7,687)	(2,317)
Net (loss) gain on securities available-for-sale	—	(310)	310
Net gain on sale of assets	958	—	27
Total other-than-temporary impairment gain	—	—	3,872
Loss recognized in other comprehensive income before taxes	—	—	(5,047)
Net impairment losses recognized in earnings	—	—	(1,175)
Representation and warranty reserve - change in estimate	(17,395)	(25,231)	(60,538)
Other fees and charges, net	9,320	9,881	12,816
Total non-interest income	184,943	285,795	221,377
Non-Interest Expense
Compensation and benefits	77,208	72,081	65,989
Commissions	17,462	22,154	15,466
Occupancy and equipment	19,375	19,184	16,950
Asset resolution	16,445	21,241	36,770
Federal insurance premiums	11,240	12,202	12,324
Other taxes	897	856	946
Warrant (income) expense	(3,500)	5,422	2,549
Loan processing expense	17,111	18,590	10,686
Legal and professional expense	28,839	213,413	16,817
General and administrative	11,513	12,819	10,249
Total non-interest expense	196,590	397,962	188,746

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Income (loss) before federal income taxes	23,607	(88,577)	(7,309)
Provision for federal income taxes	—	4,235	—
Net income (loss)	23,607	(92,812)	(7,309)
Preferred stock dividend/accretion (1)	(1,438)	(1,417)	(1,407)
Net income (loss) applicable to common stockholders	$22,169	$(94,229)	$(8,716)
Income (loss) per share
Basic (2)	$0.33	$(1.75)	$(0.22)
Diluted (2)	$0.33	$(1.75)	$(0.22)

(1)	The preferred stock dividend/accretion represents only the accretion. On January 27, 2012, the Company elected to defer payment of dividends and interest on the preferred stock.

(2)	The three months ended March 31, 2012 has been restated for a one-for-ten reverse stock split announced September 27, 2012 and began trading on October 11, 2012.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Return on average assets	0.65%	(2.51)%	(0.25)%
Return on average equity	7.55%	(29.26)%	(3.07)%
Efficiency ratio	81.7%	110.6%	63.7%
Efficiency ratio (credit-adjusted) (1)	69.8%	97.9%	42.6%
Equity-to-assets ratio (average for the period)	8.57%	8.58%	8.00%
Mortgage loans originated (2)	$12,423,364	$15,356,795	$11,169,409
Other loans originated	$74,739	$113,458	$271,445
Mortgage loans sold and securitized	$12,822,879	$15,610,590	$10,829,798
Interest rate spread - bank only (3)	1.64%	1.87%	2.15%
Net interest margin - bank only (4)	1.89%	2.26%	2.41%
Interest rate spread - consolidated (3)	1.61%	1.84%	2.13%
Net interest margin - consolidated (4)	1.83%	2.21%	2.35%
Average common shares outstanding (5)	55,973,888	55,842,910	55,662,305
Average fully diluted shares outstanding (5)	56,415,057	55,842,910	55,662,305
Average interest-earning assets	$12,075,212	$13,349,991	$12,640,668
Average interest paying liabilities	$10,338,644	$10,318,385	$10,994,258
Average stockholder's equity	$1,173,982	$1,288,332	$1,136,618
Charge-offs to average investment loans (annualized)	2.93%	3.18%	8.99%

	March 31, 2013	December 31, 2012	March 31, 2012
Equity-to-assets ratio	9.04%	8.23%	7.74%
Book value per common share (5)	$16.46	$16.12	$14.92
Number of common shares outstanding (5)	56,033,204	55,863,053	55,713,281
Mortgage loans serviced for others	$73,933,296	$76,821,222	$68,207,554
Weighted average service fee (basis points)	29.3	29.2	28.7
Capitalized value of mortgage servicing rights	0.98%	0.93%	0.88%
Ratio of allowance for loan losses to non-performing loans held-for-investment (6)	78.5%	76.3%	69.1%
Ratio of allowance for loan losses to loans held-for-investment (6)	6.11%	5.61%	4.22%
Ratio of non-performing assets to total assets (bank only)	3.70%	3.70%	3.67%
Number of bank branches	111	111	113
Number of loan origination centers	41	31	28
Number of employees (excluding loan officers and account executives)	3,456	3,328	2,970
Number of loan officers and account executives	322	334	311

(1)	See Non-GAAP reconciliation.

(2)	Includes residential first mortgage and second mortgage loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(4)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(5)	Restated for a 1-for-10 reverse stock split announced September 27, 2012 and began trading on October 11, 2012.

(6)	Bank only and does not include non-performing loans held-for-sale.

Regulatory Capital
(Dollars in thousands)
(Unaudited)

	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	1,318,770	10.14%	1,295,841	9.26%	1,207,237	8.64%
Total adjusted tangible asset base	13,007,694		13,999,636		13,964,948
Tier 1 capital (to risk weighted assets) (1)	1,318,770	21.24%	1,295,841	15.90%	1,207,237	14.78%
Total capital (to risk weighted assets) (1)	1,398,914	22.53%	1,400,126	17.18%	1,311,568	16.06%
Risk weighted asset base	6,208,327		8,146,771		8,168,050

(1)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

Loan Originations (Dollars in thousands) (Unaudited)
	For the Three Months Ended
	March 31, 2013		December 31, 2012		March 31, 2012
Consumer loans
Mortgage (1)	$12,423,364	99.4%	$15,356,795	99.3%	$11,169,409	97.7%
Other consumer (2)	8,553	0.1%	7,589	—%	4,479	—%
Total consumer loans	12,431,917	99.5%	15,364,384	99.3%	11,173,888	97.7%
Commercial loans (3)	66,186	0.5%	105,869	0.7%	266,966	2.3%
Total loan originations	$12,498,103	100.0%	$15,470,253	100.0%	$11,440,854	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	March 31, 2013		December 31, 2012		March 31, 2012
Consumer loans
Residential first mortgage	$2,991,394	63.1%	$3,009,251	55.3%	$3,304,889	49.7%
Second mortgage	112,385	2.4%	114,885	2.1%	132,463	2.0%
Warehouse lending	750,765	15.8%	1,347,727	24.8%	1,104,205	16.6%
HELOC	167,815	3.5%	179,447	3.3%	209,228	3.1%
Other	44,488	0.9%	49,611	0.9%	62,111	0.9%
Total consumer loans	4,066,847	85.7%	4,700,921	86.4%	4,812,896	72.3%
Commercial loans
Commercial real estate	562,916	11.9%	640,315	11.8%	1,157,911	17.3%
Commercial and industrial	107,688	2.3%	90,565	1.7%	544,481	8.2%
Commercial lease financing	5,815	0.1%	6,300	0.1%	144,250	2.2%
Total commercial loans	676,419	14.3%	737,180	13.6%	1,846,642	27.7%
Total loans held-for-investment	$4,743,266	100.0%	$5,438,101	100.0%	$6,659,538	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Beginning balance	$305,000	$305,000	$318,000
Provision for loan losses	20,415	50,351	114,673
Charge-offs
Consumer loans
Residential first mortgage	(25,692)	(33,802)	(95,432)
Second mortgage	(1,955)	(5,423)	(5,283)
HELOC	(2,061)	(5,000)	(6,419)
Other	(699)	(1,613)	(1,190)
Total consumer loans	(30,407)	(45,838)	(108,324)
Commercial loans
Commercial real estate	(13,162)	(13,443)	(45,033)
Commercial and industrial	—	(3,011)	(1,581)
Commercial lease financing	—	(1,191)	—
Total commercial loans	(13,162)	(17,645)	(46,614)
Total charge-offs	(43,569)	(63,483)	(154,938)
Recoveries
Consumer loans
Residential first mortgage	5,353	5,530	550
Second mortgage	390	196	249
HELOC	105	67	257
Other	454	731	212
Total consumer loans	6,302	6,524	1,268
Commercial loans
Commercial real estate	1,843	6,600	1,992
Commercial and industrial	9	8	5
Total commercial loans	1,852	6,608	1,997
Total recoveries	8,154	13,132	3,265
Charge-offs, net of recoveries	(35,415)	(50,351)	(151,673)
Ending balance	$290,000	$305,000	$281,000
Net charge-off ratio (annualized)	2.93%	3.18%	8.99%

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Balance, beginning of period	$193,000	$202,000	$120,000
Provision
Charged to gain on sale for current loan sales	5,817	7,285	5,051
Charged to representation and warranty reserve - change in estimate	17,396	25,231	60,538
Total	23,213	32,516	65,589
Charge-offs, net	(31,213)	(41,516)	(43,589)
Balance, end of period	$185,000	$193,000	$142,000

Composition of Allowance for Loan Losses
(In thousands)
(Unaudited)

March 31, 2013	Collectively Evaluated Reserves (1)	Individually Evaluated Reserves (2)	Total
Consumer loans
Residential first mortgage	$63,144	$150,932	$214,076
Second mortgage	12,839	7,844	20,683
Warehouse lending	532	—	532
HELOC	14,835	3,283	18,118
Other	2,215	—	2,215
Total consumer loans	93,565	162,059	255,624
Commercial loans
Commercial real estate	32,521	199	32,720
Commercial and industrial	1,562	10	1,572
Commercial lease financing	84	—	84
Total commercial loans	34,167	209	34,376
Total allowance for loan losses	$127,732	$162,268	$290,000

December 31, 2012
Consumer loans
Residential first mortgage	$68,685	$150,545	$219,230
Second mortgage	13,173	7,028	20,201
Warehouse lending	899	—	899
HELOC	15,274	3,074	18,348
Other	2,040	—	2,040
Total consumer loans	100,071	160,647	260,718
Commercial loans
Commercial real estate	38,772	2,538	41,310
Commercial and industrial	2,868	10	2,878
Commercial lease financing	94	—	94
Total commercial loans	41,734	2,548	44,282
Total allowance for loan losses	$141,805	$163,195	$305,000

(1)
Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.

(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
Non-performing loans held-for-investment	$369,303	$399,825	$406,583
Real estate and other non-performing assets, net	114,356	120,732	108,686
Non‑performing assets held-for-investment, net	483,659	520,557	515,269
Non-performing loans held-for-sale	394	1,835	2,842
Total non-performing assets including loans held-for-sale	$484,053	$522,392	$518,111
Ratio of non-performing assets to total assets (Bank only)	3.70%	3.70%	3.67%
Ratio of non-performing loans held-for-investment to loans held-for-investment	7.79%	7.35%	6.11%
Ratio of non-performing assets to loans held for investment and repossessed assets	9.96%	9.36%	7.61%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
March 31, 2013
Consumer loans (1)	$58,368	$20,481	$303,168	$382,017	$4,066,847
Commercial loans (1)	1,465	6,400	66,135	74,000	676,419
Total loans	$59,833	$26,881	$369,303	$456,017	$4,743,266
December 31, 2012
Consumer loans (1)	$66,687	$18,578	$313,418	$398,683	$4,700,921
Commercial loans (1)	6,979	6,990	86,408	100,377	737,180
Total loans	$73,666	$25,568	$399,826	$499,060	$5,438,101
March 31, 2012
Consumer loans (1)	$67,719	$39,133	$314,232	$421,084	$4,812,896
Commercial loans (1)	11,133	8,802	92,351	112,286	1,846,642
Total loans	$78,852	$47,935	$406,583	$533,370	$6,659,538

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC, and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Total
March 31, 2013	(Dollars in thousands)
Consumer loans	$598,041	$144,469	$742,510
Commercial loans	—	1,446	1,446
Total TDRs	$598,041	$145,915	$743,956

December 31, 2012
Consumer loans	$588,475	$143,188	$731,663
Commercial loans	1,287	2,056	3,343
Total TDRs	$589,762	$145,244	$735,006

March 31, 2012
Consumer loans	$528,537	$141,769	$670,306
Commercial loans	8,700	17,360	26,060
Total TDRs	$537,237	$159,129	$696,366

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2013		December 31, 2012		March 31, 2012
Description
Valuation gain (loss)
Value of interest rate locks	$(35,327)	(0.28)%	$(143,364)	(0.94)%	$(2,700)	(0.02)%
Value of forward sales	(4,339)	(0.03)%	123,602	0.82%	43,810	0.40%
Fair value of loans held-for-sale	87,644	0.68%	213,512	1.38%	121,066	1.12%
LOCOM adjustments on loans held-for-investment	(1,797)	(0.01)%	(1,103)	(0.01)%	(21)	—%
Total valuation gains	46,181	0.36%	192,647	1.25%	162,155	1.50%

Sales gains (losses)
Marketing gains, net of adjustments	25,859	0.21%	161,163	1.03%	131,512	1.21%
Pair-off (losses) gains	71,317	0.55%	(107,572)	(0.70)%	(83,763)	(0.77)%
Provision for representation and warranty reserve	(5,817)	(0.05)%	(7,285)	(0.05)%	(5,051)	(0.05)%
Total sales gains	91,359	0.71%	46,306	0.28%	42,698	0.39%
Total gain on loan sales and securitizations	$137,540		$238,953		$204,853
Total mortgage rate lock commitments (gross)	$12,142,000		$16,242,000		$14,867,000
Total loan sales and securitizations	$12,822,879	1.07%	$15,610,590	1.53%	$10,829,798	1.89%
Total mortgage rate lock commitments (fallout adjusted) (1)	$9,848,417	1.40%	$12,587,980	1.90%	$10,725,618	1.91%

(1)
Fallout adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout adjusted mortgage rate lock commitments.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2013		December 31, 2012		March 31, 2012
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,616,195	2.97%	$3,633,394	3.47%	$2,393,725	4.05%
Loans repurchased with government guarantees	1,774,235	3.38%	1,912,722	3.13%	2,022,338	3.38%
Loans held-for-investment
Consumer loans (1)	4,136,420	4.15%	4,608,093	4.28%	4,990,828	4.33%
Commercial loans (1)	698,269	4.27%	1,722,609	3.78%	1,755,917	4.21%
Loans held-for-investment	4,834,689	4.16%	6,330,702	4.14%	6,746,745	4.30%
Securities classified as available-for-sale or trading	348,525	2.41%	362,819	2.51%	786,275	4.36%
Interest-earning deposits and other	1,501,568	0.26%	1,110,354	0.24%	691,585	0.24%
Total interest-earning assets	12,075,212	3.15%	13,349,991	3.44%	12,640,668	3.89%
Other assets	1,617,359		1,670,359		1,566,508
Total assets	$13,692,571		$15,020,350		$14,207,176
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$388,466	0.25%	$379,721	0.28%	$346,542	0.26%
Savings deposits	2,316,859	0.75%	1,891,901	0.68%	1,610,197	0.83%
Money market deposits	387,699	0.35%	427,792	0.43%	486,907	0.54%
Certificate of deposits	2,931,558	0.90%	3,253,647	1.02%	3,084,884	1.35%
Total retail deposits	6,024,582	0.76%	5,953,061	0.82%	5,528,530	1.06%
Government deposits
Demand deposits	98,442	0.44%	81,555	0.44%	98,724	0.49%
Savings deposits	308,811	0.47%	287,289	0.51%	270,601	0.57%
Certificate of deposits	471,842	0.60%	444,668	0.62%	392,656	0.66%
Total government deposits	879,095	0.53%	813,512	0.56%	761,981	0.61%
Wholesale deposits	81,976	4.92%	157,960	4.04%	357,532	3.74%
Total deposits	6,985,653	0.78%	6,924,533	0.86%	6,648,043	1.15%
FHLB advances	3,105,556	3.16%	3,145,341	3.13%	4,097,630	2.69%
Other	247,435	2.71%	248,511	2.72%	248,585	2.88%
Total interest-bearing liabilities	10,338,644	1.54%	10,318,385	1.60%	10,994,258	1.76%
Other liabilities (2)	2,179,945		3,413,633		2,076,300
Stockholder's equity	1,173,982		1,288,332		1,136,618
Total liabilities and stockholder's equity	$13,692,571		$15,020,350		$14,207,176

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Pre-tax, pre-credit-cost revenue
Income (loss) before tax provision	$23,607	$(88,577)	$(7,309)
Add back
Provision for loan losses	20,415	50,351	114,673
Asset resolution	16,445	21,241	36,770
Other than temporary impairment on AFS investments	—	—	1,175
Representation and warranty reserve - change in estimate	17,395	25,231	60,538
Write down of residual interest	174	780	409
Total credit-related costs	54,429	97,603	213,565
Pre-tax, pre-credit-cost net revenue	$78,036	$9,026	$206,256

Efficiency ratio (credit-adjusted)
Net interest income (a)	$55,669	$73,941	$74,733
Non-interest income (b)	184,943	285,795	221,377
Add: Representation and warranty reserve - change in estimate (d)	17,395	25,231	60,538
Adjusted income	258,007	384,967	356,648
Non-interest expense (c)	196,590	397,962	188,746
Less: Asset resolution expense (e)	(16,445)	(21,241)	(36,770)
Adjusted non-interest expense	$180,145	$376,721	$151,976
Efficiency ratio (c/(a+b)) (1)	81.7%	110.6%	63.7%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d))) (1)	69.8%	97.9%	42.6%

	March 31, 2013	December 31, 2012	March 31, 2012
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$483,659	$520,557	$515,269

Tier 1 capital (2)	$1,318,770	$1,295,841	$1,207,237
Allowance for loan losses	290,000	305,000	281,000
Tier 1 capital + allowance for loan losses	$1,608,770	$1,600,841	$1,488,237
Non-performing assets / Tier 1 capital + allowance for loan losses	30.1%	32.5%	34.6%

(1)
Ratios include expenses related to the legal accruals for pending and threatened litigation, including amounts paid in anticipation of a future settlement, of $188.5 million during the three months ended December 31, 2012.

(2)	Represents Tier 1 capital for Bank.